Exhibit 99.2

SYNAGEVA BIOPHARMA ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

LEXINGTON, Mass., January 3, 2013 — Synageva BioPharma Corp. (“Synageva”) (NASDAQ:GEVA), a clinical stage biopharmaceutical company developing therapeutic products for rare disorders, today announced the pricing of its previously announced underwritten public offering of common stock consisting of 2,150,000 shares at $47.53 per share. In connection with this offering, Synageva granted to the underwriters a 30-day option to purchase 322,500 additional shares of common stock.

Morgan Stanley and J.P. Morgan are acting as joint book-running managers in the offering, and Cowen and Company, Canaccord Genuity Inc., and Leerink Swann LLC are acting as co-managers in the offering.

The securities described above are being offered by Synageva pursuant to a Form S-3 shelf registration statement (including a base prospectus) previously filed the Securities and Exchange Commission (“SEC”). Before you invest, you should read the prospectus in the registration statement and related prospectus supplement that Synageva has filed with the SEC for more complete information about Synageva and this offering. The prospectus supplement is available for free by visiting EDGAR on the SEC’s website located at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus may also be obtained from the offices of Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, New York 10014, Attn: Prospectus Department, by calling toll-free (866) 718 1649 or by email at prospectus@morganstanley.com, or from the offices of J.P. Morgan Securities LLC via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling toll-free (866) 803-9204.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Synageva BioPharma Corp.

Synageva is a clinical stage biopharmaceutical company focused on the discovery, development, and commercialization of therapeutic products for patients with life-threatening rare diseases and unmet medical need. Synageva has several protein therapeutics in its pipeline. The company has assembled a team with a proven record of bringing orphan therapies to patients.

Forward-Looking Statements

This news release and oral statements made from time to time by Synageva representatives in respect of the same subject matter may contain “forward-looking statements” under the provisions of the

Private Securities Litigation Reform Act of 1995. Such statements can be identified by introductory words such as “expects,” “plans,” “intends,” “believes,” “will,” “estimates,” “forecasts,” “projects,” or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Many factors may cause actual results to differ materially from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, including those identified under the heading “Risk Factors” in the Company’s prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) on January 3, 2013 and other filings the Company periodically makes with the SEC, and others of which are not. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Synageva undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

“Dedicated to Rare Diseases®” is a registered trademark and “Synageva BioPharma™” is a trademark of Synageva BioPharma Corp.

Contact for Synageva:

Matthew Osborne

Tel: (781) 357-9947

matthew.osborne@synageva.com